Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Amended and Restatement 1991 Employee and Consultant Stock Plan, Amended and Restated 1993 Director Stock Option Plan, Amended and Restated 1998 Non-Officer Employee Stock Option Plan, Amended and Restated 2001 Stock Incentive Plan, and 2003 Israeli Share Option Plan of DSP Group, Inc. of our report dated January 17, 2003, with respect to the consolidated financial statements of DSP Group, Inc. for the three-year period ended December 31, 2002 included in the Annual Report (Form 10-K) for the year ended December 31, 2002.

/s/ KOST, FORER & GABBAY
Kost, Forer & Gabbay
A Member of Ernst & Young Global

Tel-Aviv, Israel

September 16, 2003